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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1


                         Copper Mountain Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   217510 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-----------------------                                 ------------------------
  CUSIP No. 217510106            SCHEDULE 13G              Page 2 of 10 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Matrix Partners IV, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF            -------------------------------------------------------
      SHARES             6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                                         See Item 5
       EACH              -------------------------------------------------------
    REPORTING            7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                                                                              PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 10 pages

-----------------------                                 ------------------------
  CUSIP No. 217510106            SCHEDULE 13G              Page 3 of 10 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Matrix IV Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF            -------------------------------------------------------
      SHARES             6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                                         See Item 5
       EACH              -------------------------------------------------------
    REPORTING            7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                                                                              PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 10 pages
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-----------------------                                 ------------------------
  CUSIP No. 217510106            SCHEDULE 13G              Page 4 of 10 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Matrix IV Management Co., L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF            -------------------------------------------------------
      SHARES             6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                                         See Item 5
       EACH              -------------------------------------------------------
    REPORTING            7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                                                                              PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 10 pages

-----------------------                                 ------------------------
  CUSIP No. 217510106            SCHEDULE 13G              Page 5 of 10 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Andrew W. Verhalen
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                                                                      See Item 5
    NUMBER OF            -------------------------------------------------------
      SHARES             6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                                         See Item 5
       EACH              -------------------------------------------------------
    REPORTING            7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:                                                           See Item 5
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                                                                      See Item 5
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      See Item 5
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      See Item 5
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

                                                                              PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 10 pages
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-----------------------                                 ------------------------
  CUSIP No. 217510106            SCHEDULE 13G              Page 6 of 10 Pages
--------------------------------------------------------------------------------

ITEM 1(a)                  NAME OF ISSUER:

                           Copper Mountain Networks, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           3931 Sorrento Valley Blvd.
                           San Diego, CA 92121

ITEM 2(a)                  NAME OF PERSONS FILING:

                           Matrix Partners IV, L.P. ("Matrix IV"); Matrix IV Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix IV, the "Partnerships"); Matrix IV Management Co., L.P. ("Management"), the general partner of each of the Partnerships; and Andrew W. Verhalen ("Verhalen"), the general partner of Management, who has sole voting and dispositive authority with respect to shares of Copper Mountain Networks, Inc. held of record by the Partnerships.

ITEM 2(b)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           The address of the reporting persons is:

                           1000 Winter Street, Suite 4500
                           Waltham, MA 02451

ITEM 2(c)                  CITIZENSHIP:

                           Matrix IV is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited partnership organized under the laws of the State of Delaware. Mr. Verhalen is a citizen of the United States.

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e)                  CUSIP NUMBER:

                           217510 10 6

ITEM 3                     DESCRIPTION OF PERSON FILING:

                           Not applicable.

ITEM 4                     OWNERSHIP:

                           (a)      AMOUNT BENEFICIALLY OWNED:

                           See Item 5



                               Page 6 of 10 pages
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  CUSIP No. 217510106            SCHEDULE 13G              Page 7 of 10 Pages
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                           (b)      PERCENT OF CLASS:

                                    Matrix IV:                      See Item 5
                                    Entrepreneurs:                  See Item 5
                                    Management:                     See Item 5
                                    Mr. Verhalen:                   See Item 5


                           (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    See Item 5


ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X}

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not applicable.

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP:

                           Not applicable.

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

                               Page 7 of 10 pages
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-----------------------                                 ------------------------
  CUSIP No. 217510106            SCHEDULE 13G              Page 8 of 10 Pages
--------------------------------------------------------------------------------

ITEM 10                    CERTIFICATION:

                           Not applicable.


                               Page 8 of 10 pages
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  CUSIP No. 217510106            SCHEDULE 13G              Page 9 of 10 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                                          MATRIX PARTNERS IV, L.P.



                                          By:  Matrix IV Management Co., L.P.
                                               General Partner



                                          By:  /s/ Andrew W. Verhalen
                                               ---------------------------------
                                                Andrew W. Verhalen
                                                General Partner



                                           MATRIX IV ENTREPRENEURS FUND, L.P.

                                           By:  Matrix IV Management Co., L.P.
                                                General Partner



                                           By:  /s/ Andrew W. Verhalen
                                               ---------------------------------
                                                Andrew W. Verhalen
                                                General Partner



                                           MATRIX IV MANAGEMENT CO., L.P.



                                           By:  /s/ Andrew W. Verhalen
                                               ---------------------------------
                                                Andrew W. Verhalen
                                                General Partner


                                                   /s/ Andrew W. Verhalen
                                           -------------------------------------
                                                     Andrew W. Verhalen


                               Page 9 of 10 pages